                            REVISED SUPPLY AGREEMENT

      THIS REVISED SUPPLY AGREEMENT (this "Supply Agreement") is dated July 21, 2000 by and among IMX Pharmaceuticals, Inc., a Utah corporation, having a business office at 2295 Corporate Boulevard, Suite 131, Boca Raton, Florida 33431 ("IMX"), Dri-Kleen, Inc., a Nevada corporation d/b/a Enviro-Tech International, having a business office at 3930 Ali Baba Lane, Las Vegas, NV 89118 ("ETIC"), and ETI International, Inc., a Nevada corporation, having a business office at 3930 Ali Baba Lane, Las Vegas, NV 89118 ("ETI").

                                    RECITALS

      WHEREAS, ETIC was a direct sales company that marketed and sold its products, including the Dri Wash `n Guard products (the "Dri Wash Products"), through independent distributors (the "Distribution Network"). The Dri Wash Products consist of DRI WASH `N GUARD Waterless Car Wash & Protective Glaze, DRI WASH `N GUARD for the Home, DRI WASH `N GUARD All Weather Tire Treatment, DRI WASH `N GUARD OxyGone, and DRI WASH `N GUARD Dust B' Gone.

      WHEREAS, pursuant to an agreement executed May 17, 2000, which was revised on July 19, 2000 (the "Definitive Agreement"), IMX purchased, among other assets, the Distribution Network and became the exclusive distributor of all products produced or owned by ETIC and its affiliates, including the Dri Wash Products, through direct sales channels and all other channels in North America, including the Caribbean Islands; with the exception of sales to local, state and federal governments and government agencies.

      WHEREAS, IMX and ETIC desire that ETIC be the exclusive supplier of the proprietary formulae (the "Formulae") used in connection with the manufacture of the Dri Wash Products and that IMX be the exclusive supplier to ETI of all products made with the Formulae for resale by ETI, both in accordance with this Supply Agreement.

      WHEREAS, any capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Definitive Agreement, unless the context clearly requires otherwise.

                                    AGREEMENT

      The parties agree as follows:

ARTICLE 1. TERM

SECTION 1.01. BEGINNING AND END

      (a) The Effective Date of this Supply Agreement shall be the Closing Date of the Definitive Agreement.

      (b) The first term of this Supply Agreement shall commence on the Effective Date and shall continue for a period of 10 years, unless earlier terminated at the discretion of ETI as a result of the failure by IMX to comply with the provisions of Sections 2.01 or 2.02. Any termination pursuant to this Section may be made only after 20 days notice and a reasonable opportunity for IMX to cure. Any dispute concerning an alleged breach shall be determined in accordance with Article IV. While such arbitration is pending, this Supply Agreement shall remain in full force and effect.

      (c) At the end of each term, this Supply Agreement shall be automatically renewed for an additional 10 year term unless IMX is in material breach of this Supply Agreement and has been notified of and has not cured or commenced the cure of such breach in accordance with subsection 1.01(b).

ARTICLE 2. SALES AND HANDLING OF PRODUCTS

SECTION 2.01. MINIMUM DRI-WASH PURCHASE

      (a) Notwithstanding anything contained herein to the contrary, each month IMX shall purchase Formulae in an aggregate amount of at least 5,000 gallons to be used to manufacture the Dri Wash Products (the "Minimum Dri Wash Purchase") Formulae purchased by IMX for products to be sold to ETI or ETIC pursuant to
Article 3 shall not be applied toward the Minimum Dri Wash Purchase. Notwithstanding the forgoing, the Minimum Dri Wash Purchase for July 2000 shall be the difference between the amount of Formulae purchased by ETIC or ETI during the month of July 2000, and 5,000 gallons.

SECTION 2.02. PRICE AND PAYMENT

      (a) The purchase price per gallon of Formulae to be paid by IMX shall be equal to the cost for the Formulae under the terms of that certain Product Supply and Purchase Agreement (the "Existing Agreement") by and among ETIC, Steven D. and Leticia M. Leis, husband and wife, Advanced Techniques, Inc., a Minnesota corporation ("ATI"), or any successor agreement, arrangement or otherwise, with such adjustments as set forth therein. If the Existing Agreement is not in effect, the purchase price shall be the same as if the Existing Agreement were in effect, including appropriate cost of living increases, plus any increases to ETI in material and supply costs.

      (b) During the first five Contract Years (the "Royalty Period"), IMX shall pay ETIC a royalty equal to 20% percent of the purchase price paid for Formulae (the "Royalty Fee"), except with respect to Formulae to be purchased by IMX for products to be sold to ETI or ETIC pursuant to Article 3. A Contract Year shall extend from July 1 to June 30. The Royalty Fee on any amount of Formulae ordered by IMX shall be paid at the time IMX remits the purchase price for such Formulae.

            (i) In no event shall the amount of the Royalty Fee paid by IMX in any Contract Year be less than $300,000 (the "Guaranteed Royalty Fee"). Notwithstanding the forgoing, the Guaranteed Royalty Fee for the first Contract Year shall be $286,000.

            (ii) In order to assure an even flow of the Royalty Fee during each Contract Year, the following shall apply:

                  a. The minimum monthly Royalty Fee shall be $20,000 (the
            "Minimum Monthly Royalty Fee"). Notwithstanding the foregoing, the Minimum Monthly Royalty Fee for the month of July 2000, shall be $8,400.

                  b. The minimum quarterly Royalty Fee shall be $75,000 (the
            "Minimum Quarterly Royalty Fee"). Notwithstanding the forgoing, the Minimum Quarterly Royalty Fee for the first quarter of the first Contract Year shall be $61,000.

                  c. Notwithstanding the forgoing, if the aggregate Royalty Fee paid during the preceding quarters of any Contract Year exceeds the aggregate Minimum Quarterly Royalty Fees for those quarters, the Minimum Quarterly Royalty Fee for that quarter shall be reduced by the amount of the excess.

                  d. For purposes of determining the Minimum Monthly Royalty Fee and the Minimum Quarterly Royalty Fee, any Royalty Fee paid with respect to the purchase of Formulae shall be attributable to the calendar month in which the Royalty Fee was paid.

                  e. Any deficit in any Minimum Monthly Royalty Fee or Minimum
            Quarterly Royalty Fee shall be paid within five days of the end of such month or quarter, respectively. Interest shall accrue on any delinquent Minimum Monthly Royalty Fee or Minimum Quarterly Royalty Fee at the annualized rate of 12%.

      (c) In the event IMX fails for any reason whatsoever to pay to ETIC any Guaranteed Royalty Fee, Minimum Monthly Royalty Fee, Minimum Quarterly Royalty Fee or any other Royalty Fee required under this Supply Agreement, and such failure remains uncured for a period of 45 days after notice thereof, ETIC may, in its sole discretion and in addition to any other remedy provided hereunder, terminate IMX's right to exclusively distribute the Products (as defined in the Definitive Agreement) in North America, including the Caribbean Islands, as provided for in the Definitive Agreement. Any dispute concerning an alleged failure shall be determined in accordance with Article IV. While such arbitration is pending, IMX's right to exclusively distribute the Products shall remain in full force and effect.

      (d) The purchase price for all orders of Formulae must be paid by IMX, by cashier's check or wire transfer, not less than five business days in advance of IMX's requested delivery date.

      (e) The Royalty Fee may be paid by cashier's check or wire transfer at the time the purchase price for the order to which it relates is paid.

      (f) ETIC shall deliver the Formulae as reasonably directed by IMX.

SECTION 2.03. PRODUCT LIABILITY INSURANCE REIMBURSEMENT

      So long as the Existing Agreement is in effect, or ETIC or ETI continues to purchase the Formulae from Steven D. or Leticia Leis or their affiliates (collectively the "Leis Group"), IMX shall reimburse ETIC or ETI the amount that ETIC or ETI reimburses the Leis Group for product liability insurance coverage in the amount of $1,000,000. ETIC and ETI shall take every reasonable action to cause IMX to be named as a co-insured under the policy.

SECTION 2.04. PURCHASE OF FORMULAE BY IMX

      In the event ETIC fails to deliver any properly ordered and paid for Formulae to IMX and such failure remains uncured for a period of 10 business days, IMX may, at its discretion, declare this

Supply Agreement in default and may, at its discretion, purchase the Formulae directly from ATI, so long as ETIC is in default, on whatever terms and conditions the parties may negotiate; provided, however, that IMX shall have no right to declare this Supply Agreement in default for non-performance by ETIC unless IMX is current on all of its payments to ETIC for both the purchase price of any orders and any Royalty Fee, the Monthly or Quarterly Minimum Royalty Fees, and Guaranteed Royalty Fee. Any dispute concerning an alleged failure to deliver any Formulae shall be determined in accordance with Article IV. Notwithstanding the foregoing and the provisions of Article IV, IMX may not submit a dispute concerning this Section 2.04 to arbitration unless it has paid at least 80% of the amount billed.

SECTION 2.05. LICENSE OF CERTAIN RIGHTS

      During any term of this Supply Agreement, ETI and ETIC hereby grant to IMX a license for all domain names, patents, trade names, trademarks, service marks or other intellectual property used in the operation of the Distribution Network not otherwise sold or transferred to IMX under the Definitive Agreement.

ARTICLE 3. SALE, PACKAGING AND SHIPMENT OF THE ETIC PRODUCTS

SECTION 3.01. PERMITTED ETIC SALES AND THE PAYMENT THEREFOR

      In the event ETIC or ETI sells any products made using the Formulae outside North America, including the Caribbean Islands, or to any government bodies or agencies (the "Permitted Sales") as provided in and in accordance with the Definitive Agreement, it shall purchase all of these products from IMX.

Section 3.02 PURCHASE PRICE; PAYMENT AND SHIPMENT

      (a) The purchase price for products purchased by ETIC or ETI from IMX shall equal the sum of the following:

            (i) IMX's purchase price per gallon of Formulae included in the product; and

            (ii) The cost to IMX of the container, cap, label, insert, carton and shipping materials, including freight-in, included in the product; and

            (iii) For containers holding five or more gallons of liquid, 15% percent of the sum of (i) and (ii); or

            (iv) For containers holding less than five gallons of liquid, 25% of the sum of (i) and (ii).

      (b) Payment of the purchase price must be paid by ETIC or ETI, by cashier's check or wire transfer, not less than five business days in advance of ETIC's requested delivery date.

      (c) Shipping shall be paid by ETIC or ETI and shall be F.O.B. IMX's facility at Elbow Lake, Minnesota.

      (d) In the event a Royalty Fee has been paid by IMX on the Formulae used for products purchased by ETIC or ETI, IMX shall receive a credit in the amount of that Royalty Fee toward payment of the next Royalty Fee payment(s) following the purchase.

      (e) The parties agree that prior to the end of each Contract Year, the parties shall jointly review the terms set forth in Section 3.02(a) in order to determine, in good faith, whether such terms should be adjusted to reflect the changed circumstances of the parties.

Section 3.03 RESERVED

Section 3.04 CONTINUED RESPONSIBILITY FOR MINIMUM PURCHASE

      Notwithstanding the foregoing, nothing contained in this Article 3 shall relieve IMX from purchasing the Minimum Dri-Wash Purchase each month.

Section 3.05 NEW SUPPLIER OF FORMULAE

      Prior to the exercise of that certain option (the "Option") for the purchase of all of the issued and outstanding shares of stock of ATI pursuant to that certain Option Agreement among ETIC, Steven D. and Leticia M. Leis and ATI, if ETIC determines that the Formulae can be purchased by ETIC more economically from a new supplier than under the Existing Agreement, ETIC will purchase the Formulae from such new supplier. When evaluating whether purchasing from such new supplier is more economical, ETIC may consider, without limitation, the desirability of maintaining good relations with ATI, the Existing Agreement and the remaining term thereof, the quality and availability of the Formulae to be provided, the amount of the savings, the needs of IMX to effect cost savings, the potential new supplier's management, financial position, history of operations, references, and general reliability, and any other information ETIC deems reasonably relevant to its determination. The determination as to whether purchasing Formulae from a new supplier would be more economical shall be in ETIC's sole and absolute discretion.

ARTICLE 4.  DISPUTE RESOLUTION

Section 4.01 DEADLOCK

      The parties hereby agree that time is of the essence with respect to this Supply Agreement and hereby agree further to work together in good faith to effect its intent. Notwithstanding the foregoing, in the event the parties are unable to agree on a course of conduct, obligation, responsibility or otherwise with respect to an issue which would have a material impact on the operations of ETI, ETIC or IMX, and such dispute remains unresolved for a period of three business days, a "Deadlock" shall be deemed to exist.

Section 4.02 BINDING ARBITRATION

      Within two business days of the occurrence of a Deadlock, the parties agree to submit the matter to binding arbitration for resolution. Such binding arbitration shall be conducted by, and in accordance with the rules of, the American Arbitration Association, Las Vegas, Nevada. The respective presidents of ETIC and IMX shall have five business days after the matter is submitted to the American Arbitration Association in which to appoint one arbitrator. A third arbitrator shall be chosen by the two arbitrators already appointed. In the event either president does not appoint an arbitrator within the time allotted, such officer loses the right and the two additional arbitrators shall be appointed in accordance with the rules of the American Arbitration Association and the matter shall be presented to, and a determination made by, the arbitrators in the most expeditious manner possible.

Section 4.03 FEES AND COSTS FOR DISPUTE RESOLUTION

      In the event a Deadlock occurs requiring the parties to submit to binding arbitration, or any action at law or in equity or other special proceeding is instituted by either of the parties against the other to enforce this Supply Agreement, or any rights arising hereunder, or in connection with the subject matter hereof, the prevailing party shall be entitled to recover all actual costs of the arbitration or suit, including reasonable attorneys' fees in the arbitration, at trial and on appeal.

ARTICLE 5. MISCELLANEOUS

Section 5.01. NO COMPETITION WITH ETIC

      For so long as ETIC is able to perform under this Supply Agreement, or for any such longer period that IMX continues to purchase Formulae from ETIC, IMX shall not engage, directly or indirectly, in the manufacture of the Formulae, or any formula similar to the Formulae used for the production of the Dri Wash Products, nor shall IMX take any action, directly or indirectly, that is intended or has the effect of competing with ETIC with respect to the manufacture of the Formulae or otherwise undermining ETIC's ability to be IMX's exclusive supplier of Formulae or to otherwise receive the full value of this Supply Agreement.

Section 5.02. CONFIDENTIALITY WITH RESPECT TO THE FORMULAE

      IMX acknowledges and agrees that it could have access to certain trade secrets, know-how, proprietary processes and formulae (collectively, "Proprietary Information"), whether patentable or unpatentable, necessary to manufacture the Formulae used to make the Dri Wash `n Guard Products. For so long as ETIC is able to perform under the Revised Supply Agreement, or for any such longer period that IMX continues to purchase Formulae from ETIC, IMX shall not disclose, use, permit the use, reverse engineer or take any other action in contravention of ETIC's right to exclusively manufacture and distribute the Formulae or otherwise exploit the Proprietary Information.

Section 5.03. NO CHANGE IN FORMULAE

      For the term of this Supply Agreement, and any renewal terms, and in the event the Option is exercised by ETIC, ETIC shall not change the Formulae without the prior consent of IMX, which such consent shall not be unreasonably withheld. IMX acknowledges and understands that the Formulae constitutes "proprietary information" and as such the ingredients and/or formulations thereof shall not be disclosed to IMX; however, ETI shall inform IMX of the consequences of any changes to the Formulae that would be material in connection with IMX's evaluation of such changes and its determination of whether to consent. ETIC shall use its reasonable best efforts to ensure that Steven D. and Leticia M. Leis and ATI do not make any changes to the Formulae except in accordance with this Section 5.01.

Section 5.04. CONTINUATION OF ENVIRO-TECH INTERNATIONAL

      Following the Closing, IMX shall continue to operate the Distribution Network and sell the Products under the name "IMX-ETI Life Partners" or "Enviro-Tech International."

Section 5.05. ENTIRE AGREEMENT; AMENDMENTS

      This Supply Agreement along with the Definitive Agreement embodies the entire understanding of the parties. No amendment or modification of this Supply Agreement may be made except in writing, signed by the parties hereto.

Section 5.06. EXPENSES

      Each party hereto shall pay its own expenses incidental to the preparation of this Supply Agreement, and the consummation of the transactions contemplated hereby unless expressly provided herein.

Section 5.07. HEADINGS

      The headings in this Supply Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Supply Agreement.

Section 5.08. NOTICES

      All notices, requests, demands, approvals, consents, waivers or other communications hereunder shall be in writing and shall be deemed duly given if delivered to or mailed by registered or certified mail, postage prepaid or by nationally recognized overnight express delivery service as follows:

      If to IMX to:         IMX Pharmaceuticals, Inc.
                            2295 Corporate Blvd., Ste 131
                            Boca Raton, Florida 33431
                            Attn: William A. Forster

      If to ETIC or ETI to: Dri-Kleen, Inc d/b/a Enviro-Tech International and
                             ETI International, Inc.
                            Attn:  President
                            P.O.  Box 98867
                            Las Vegas, Nevada 89193-8867
                            ~ or ~
                            3930 Ali Baba Lane
                            Las Vegas, Nevada 89118

      Either party may change its notice address by giving notice to the other pursuant to this Section 5.05.

Section 5.09. GOVERNING LAW; JURISDICTION

      This Supply Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the substantive law of the State of Nevada without regard to conflict of law principles. The parties consent to the jurisdiction of the courts of the State of Nevada or the U.S. District Court for the District of Nevada as if all parts of this Supply Agreement were negotiated and effectuated there.

Section 5.10. BENEFICIARIES

      This Supply Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and legal representatives. Nothing in this Supply Agreement, express or implied, is intended to confer on any other person other than the parties hereto or their respective successors and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Supply Agreement.

Section 5.11. COUNTERPARTS

      This Supply Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Its execution shall be effective when copies of signed signature pages are exchanged by facsimile between the parties.

Section 5.12. SEVERANCE

      If any section, subsection or provision of this Supply Agreement, or the application of such section, subsection, or provision, is held invalid, the remainder of this Supply Agreement and the application of such section, subsection or provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

Section 5.13. SURVIVAL OF REPRESENTATIONS

      All representations and covenants contained in this Supply Agreement shall survive its termination.

Section 5.14. INDEMNIFICATION

      (a) ETIC and ETI shall indemnify and hold IMX, its officers, directors, employees, and agents (each a "Seller Indemnified Entity") harmless from and against, and reimburse a Seller Indemnified Entity with respect to, any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and costs incurred by the Seller Indemnified Entity by reason of, or arising out of (i) the material breach of any representation made by ETIC or ETI in this Supply Agreement; (ii) ETIC's or ETI's failure to perform any action required by this Supply Agreement or reasonably directed by IMX pursuant hereto; and (iii) claims arising from any actual or asserted product liability claim relating to the Dri Wash Products sold in the Distribution Network on or before the Closing Date.

      (b) IMX shall indemnify and hold ETIC and ETI, their officers, directors, employees and agents (each a "Purchaser Indemnified Party") harmless from and against, and reimburse a Purchaser Indemnified Party with respect to, any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and costs, incurred by the Purchaser

Indemnified Party by reason of or arising out of (i) breach of any representation or covenant made by IMX in this Supply Agreement; (ii) the failure by IMX to perform any action required by this Supply Agreement including the failure to purchase or pay for the Minimum Dri Wash Purchase; (iii) claims arising from any actual or asserted products liability claim not related to the Formulae or Products sold in the Distribution Network prior to Closing; and (iv) claims arising from members of the Distribution Network arising from activities of IMX.

      (c) If a claim for which indemnification may be sought against the other party is asserted the party entitled to indemnification hereunder shall advise the other to that effect and shall thereafter permit the other to participate at such party's sole expense in the negotiation and settlement of that claim and to join in or assume the defense of any legal action arising therefrom with counsel selected by them and reasonably satisfactory to the other party. Either party may implead the other in any action that is subject to indemnity.

Section 5.15. CONSENT OF ATI

      Seller shall take every reasonable action to obtain the consent of Advanced Techniques, Inc. and Steven D. and Leticia M. Leis with respect to the provisions of this Supply Agreement that pertain to them.

Section 5.16. INTERPRETATION

      The use of words "it" or "its," in reference to any party hereto shall be construed to be a proper reference even though a party may be a partnership, an individual or two or more individuals. The term "person" includes individuals; corporations, partnerships, associations, or other legal entities; and governments, governmental subdivisions, agencies, or instrumentalities. Words of one gender shall be deemed to include the other, or both, or neither. A provision of this Supply Agreement that requires a party to perform an action shall be construed as requiring the party to perform the action or to cause such action to be performed. A provision of this Supply Agreement that prohibits a party from performing an action shall be construed as prohibiting such party from performing such action or permitting others to perform such action. Wherever the term "including" is used herein, the same shall be deemed to read "including, but not limited to." The singular shall be deemed to include the plural, and the plural shall be deemed to include the singular. The agreements contained in this Supply Agreement shall not be construed as independent covenants. "Any" shall be deemed to read "any and all" whenever applicable. "Anytime" shall be deemed to read "anytime and from time to time" whenever applicable. The conjunction "and" shall include the conjunction "or" whenever applicable. The conjunction "or" shall include the conjunction "and" whenever applicable.

         (The balance of this page has been intentionally left blank)

      In order to indicate their intention to be bound, the parties hereto have caused this Supply Agreement to be duly executed as of the date first above written.

IMX PHARMACEUTICALS, INC.


By:    /s/
       -------------------------------------------
       Bill Forster, Chairman & CEO

DRI-KLEEN, INC.  d/b/a ENVIRO-TECH INTERNATIONAL

By:    /s/
       -------------------------------------------
       Rodney C.  Yanke, Chairman & CEO

ETI INTERNATIONAL, INC.


By:    /s/
       -------------------------------------------
       Rodney C.  Yanke, Chairman & CEO

               H:\1798\13170\dRevised Supply Agmt v-12.Final.doc